Exhibit 10.6

MASTER FACILITY LICENSE AGREEMENT ASSIGNMENT

A certain Master Facility License Agreement (the “Agreement”) was made and entered into as of the 9th day of August, 2018, between Fitness International, LLC, a California limited liability company, on its own behalf and on behalf of its wholly-owned affiliate, Fitness & Sports Clubs, LLC, a Delaware limited liability company (together, “LICENSOR”), and Drywave Technologies, USA, Inc., a Delaware corporation, on its own behalf and on behalf of its wholly-owned subsidiary Massagewave, Inc., a Colorado corporation (together, “LICENSEE”). Pursuant to Paragraph 31 of the Agreement, the LICENSOR approves the assignment of the Agreement, including any related location agreements from Drywave Technologies USA Inc. (the “Assignor “), to Bed Therapies, LLC (the “Assignee”) dated September 30, 2018. The Assignee and Assignor warrant to the LICENSOR that the Assignee has full legal authority and capability to perform under the Agreement.

It is agreed that this Assignment will enure to the benefit of and be binding upon the parties to this Assignment, their heirs, executors, administrators, successors and assigns, respectively.

This Agreement will be construed in accordance with and governed by the laws of the State of California.

___________________ Remainder of the Page Intentionally Left Blank _______________________

SIGNED, SEALED, AND DELIVERED	/s/ Nickolay Kukekov
this 30th day of September 30, 2018.	Nickolay Kukekov For Bed Therapies

SIGNED, SEALED, AND DELIVERED	/s/ Steve Howe
this 30th day of September 30, 2018.	Steve Howe For Drywave Technologies USA, Inc.

SIGNED, SEALED, AND DELIVERED	/s/ Kathryn Poison
this 30th day of September 30, 2018.	Kathryn Poison For Fitness International

Assignment	Page 2 of 2